Exhibit 99.1

Compensation Arrangements with Outside Directors

In September 2014, the Board of Directors and its Compensation Committee conducted their annual review of non-management (outside) director compensation and approved no change in the annual retainer or committee chairperson fees.

Accordingly, outside directors continue to be paid an annual retainer of $111,000. Chairpersons of the Compensation, Nominating & Governance and Information Technology Oversight Committees are paid an additional annual fee of $13,500. The Audit Committee chairperson is paid an additional annual fee of $22,500. In addition, each outside director who was elected at FedEx’s 2014 annual meeting received a stock option for 2,535 shares of FedEx common stock.

Any outside director who is elected to the Board after the 2014 annual meeting will receive the applicable pro rata portion of the annual retainer and stock option grant in connection with his or her election.